FOR IMMEDIATE RELEASE
CONTACT:	Michael L. Middleton
Chief Executive Officer
888.745.2265

Tri-County Financial Corporation Receives Capital
from Small Business Lending Fund
and Redeems TARP Preferred Stock

Waldorf, Maryland, September 23, 2011 — Tri-County Financial Corporation (OTCBB: TCFC) (the “Company’), the holding company for Community Bank of Tri-County (the “Bank”), today announced that the U.S. Department of Treasury has invested $20.0 million in the Company’s preferred stock under the Small Business Lending Fund (the “SBLF”). The SBLF is a voluntary program intended to encourage small business lending by providing capital to qualified community banks at favorable rates.  The interest rate will fluctuate depending on the amount of growth in the Bank’s small business lending.  The initial interest rate on the SBLF funds will be 1%.

The Company used $16.4 million of the proceeds from this investment to redeem all of the preferred stock that it sold to the Treasury under the TARP Capital Purchase Program on December 19, 2008 as well as to pay any accrued but unpaid dividends.  The remainder of the net proceeds were invested by the Company in the Bank as Tier 1 Capital.

“We are pleased to have paid back our TARP obligations and believe our participation in the Small Business Lending Fund will allow us continue to expand our lending operations by enhancing our ability to meet the credit needs of the small businesses and entrepreneurs in our community,” commented Michael L. Middleton, Chairman of the Board, President and Chief Executive Officer of the Company.

Tri-County Financial Corporation is the bank holding company for Community Bank of Tri-County, which conducts business through its main office in Waldorf, Maryland, and nine branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland.

This press release may contain certain forward-looking statements, which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Company’s earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, changes in the growth of the Company’s small business lending portfolio, real estate values and competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services.